                      NEWS
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Cooper Tire & Rubber Company Reports
Third Quarter 2020 Results

FINDLAY, Ohio, October 29, 2020 – Cooper Tire & Rubber Company (NYSE: CTB) today reported third quarter 2020 net income of $123 million, or diluted earnings per share of $2.42, compared with net income of $29 million, or $0.58 diluted earnings per share, for the same period last year.

Third Quarter Highlights

•	Global unit volume increased 0.5 percent compared to the third quarter of 2019.

◦
Strong light vehicle unit volume growth of 9 percent in the United States was offset by a unit volume decline in Latin America due to challenging market conditions and lower production levels as the company ramps up its plant in Mexico.

◦	International segment unit volume increased 10.1 percent, led by Asia.

•	Net sales increased 8.6 percent from the third quarter of 2019 to $765 million, with increases in both the Americas and International segments.

•	Operating profit was $172 million, or 22.4 percent of net sales, compared to operating profit of $53 million, or 7.5 percent of net sales, in 2019.

◦
The quarter included a $49 million benefit in operating profit from lower product liability costs related to an adjustment of the company's product liability reserves. The third quarter of 2019 included a similar adjustment of $4 million.

◦	Operating profit for the Americas segment was $176 million, an all-time record for the segment in any quarter, even after excluding the $49 million benefit from the product liability adjustment.

◦	International segment operating profit was $9 million, compared to an operating loss of $5 million for the same period a year ago.

•
At the end of the third quarter, Cooper had $496 million in unrestricted cash and cash equivalents compared with $137 million in 2019. During the quarter, the company repaid $240 million on its revolving credit facilities.

“Following a first half that was significantly impacted by the global pandemic, our third quarter performance reflected a strong rebound for Cooper, validating our strategic initiatives and our team’s ability to execute and react quickly to market opportunities. As a result, in the U.S., our third quarter unit volume increase of 9 percent significantly outperformed the USTMA and exceeded the total industry. Beyond the benefit provided by an adjustment to our product liability reserves, lower raw material costs combined with favorable price, mix and volume, all contributed to a strong result for the quarter,” said Cooper President & Chief Executive Officer Brad Hughes.

“Coming off an exceptionally strong third quarter and the coronavirus-related production disruptions earlier in the year, our inventory levels are lower than normal. In the near term, this will challenge our ability to meet continuing strong customer demand. We are leveraging our global manufacturing footprint and taking actions to increase production to meet the growing demand.”

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Cooper Q3 2020—2
Consolidated Results

Cooper Tire	Q3 2020 ($M)	Q3 2019 ($M)	Change
Net Sales	$765	$704	8.6%
Operating Profit	$172	$53	225.5%
Operating Margin	22.4%	7.5%	14.9	ppts.

Third quarter net sales were $765 million compared with $704 million in the third quarter of 2019, an increase of 8.6 percent. Third quarter net sales were positively impacted by $55 million of favorable price and mix, $4 million of higher unit volume and $2 million of favorable foreign currency impact. Operating profit was $172 million compared with operating profit of $53 million in the third quarter of 2019. The quarter included $48 million of favorable raw material costs, $35 million of favorable price and mix, $2 million of lower manufacturing costs, and $1 million of higher unit volume. This was partially offset by $5 million higher selling, general and administrative (SG&A) expenses and $2 million of higher other costs.
As part of its regular review of product liability reserves, Cooper monitors trends and analyzes developments and variables likely to impact pending and anticipated product liability claims against the company. Based on the review completed in the third quarter, the company reduced its estimate of pending and anticipated product liability claims, which resulted in a benefit of $49 million during the third quarter of 2020. In 2019, a similar review was performed, and Cooper recognized a benefit of $4 million in the third quarter of that year. This adjustment, as well as normal activity in product liability expenses, including current case activity and legal fees, resulted in product liability expense in the third quarter of 2020 that was $40 million lower than the same quarter of 2019.
Cooper's third quarter raw material index decreased 13.6 percent compared to the third quarter of 2019. The raw material index decreased 1.2 percent sequentially from 137.4 in the second quarter of 2020 to 135.8 in the third quarter of 2020.
The effective tax rate for the third quarter was 24.6 percent compared with 21.0 percent for the same period the prior year. The tax rate for the third quarter of 2020 was primarily driven by the mix of earnings among different tax jurisdictions. The tax rate for the third quarter of 2019 included $2 million of discrete items that favorably impacted the tax rate. The effective tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.
At the end of the third quarter, Cooper had $496 million in unrestricted cash and cash equivalents compared with $137 million at the end of the third quarter of 2019. As a reminder, during the first quarter of 2020 the company drew down $270 million on its revolving credit facilities to maximize financial flexibility. During the third quarter, the company repaid $240 million on its revolving credit facilities and has no remaining balance outstanding. The significant improvement in cash was primarily driven by strong operating results, as well as actions to reduce working capital, capital expenditures and discretionary spending.
Capital expenditures in the third quarter were $24 million, compared with $50 million, in the same period a year ago.
Return on invested capital was 10.2 percent for the trailing four quarters.

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Cooper Q3 2020—3
Americas Tire Operations

Americas Tire Operations	Q3 2020 ($M)	Q3 2019 ($M)	Change
Net Sales	$660	$602	9.6%
Operating Profit	$176	$68	158.7%
Operating Margin	26.6%	11.3%	15.3	ppts.

Third quarter net sales in the Americas segment increased 9.6 percent as a result of $59 million of favorable price and mix and $1 million of higher unit volume, which were partially offset by $2 million of unfavorable foreign currency impact. For the quarter, segment unit volume was up 0.1 percent compared to the same period a year ago.
Cooper’s third quarter total light vehicle tire shipments in the U.S. increased 9.0 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. decreased 1.2 percent. Total industry shipments (including an estimate for non-USTMA members) increased 8.1 percent for the period.

Third quarter operating profit was $176 million, or 26.6 percent of net sales, compared with $68 million, or 11.3 percent of net sales, for the same period in 2019. Operating profit included $39 million of favorable raw material costs and $34 million of favorable price and mix. The quarter also included $40 million of lower net product liability expense. These were partially offset by $3 million higher SG&A expenses, $1 million of unfavorable manufacturing, and $1 million of higher other costs.

International Tire Operations

International Tire Operations	Q3 2020 ($M)	Q3 2019 ($M)	Change
Net Sales	$142	$132	7.5%
Operating Profit/(Loss)	$9	$(5)	N.M.
Operating Margin	6.2%	(3.7)%	9.9	ppts.

Third quarter net sales in the International segment increased 7.5 percent as a result of $13 million of higher unit volume and $4 million of favorable foreign currency impact, which were partially offset by $7 million of unfavorable price and mix. For the quarter, segment unit volume was up 10.1 percent compared to the same period a year ago.
The segment's third quarter operating profit was $9 million compared with an operating loss of $5 million in the third quarter of 2019. The quarter included $9 million of lower raw material costs, $3 million of lower manufacturing costs, $1 million of higher unit volume, $1 million of favorable price and mix and $1 million of lower SG&A expenses. These were partially offset by $1 million of higher other costs.
Outlook

“The strength of our third quarter performance and the pandemic-related temporary plant closures earlier in the year have reduced our inventory levels, which will affect our ability to meet global demand for our tires in the fourth quarter. This will result in modestly lower global unit volume for the second half of 2020 compared to 2019. Yet, we expect to achieve operating profit margin within our stated mid-term target of 10 to 14 percent for the second half 2020, excluding the $49 million benefit from the adjustment of our product liability reserves in the third quarter. Our strategic initiatives are unlocking the relevance of our brand with our customers and consumers, creating additional growth opportunities. We are on the right strategic path and our team will continue to drive our initiatives to achieve our long-term goals,” Hughes said.

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Cooper Q3 2020—4

Third Quarter 2020 Conference Call Today at 10 a.m. Eastern
Management will discuss the financial and operating results for the third quarter, as well as provide an update on its business and outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at https://services.choruscall.com/links/ctb201029.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company's website at https://investors.coopertire.com/Quarterly-Results.
Forward-Looking Statements
This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters the company anticipates may happen with respect to the future performance of the industries in which it operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such forward-looking statements are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including, but not limited to:

•
the impact of the ongoing coronavirus (COVID-19) pandemic, or similar public health crises, on the company’s financial condition, operations, distribution channels, customers and suppliers, as well as potentially exacerbating other factors discussed herein;

•
changes in the company’s customer or supplier relationships or distribution channels, due to the ongoing COVID-19 pandemic or otherwise, including the write-off of outstanding accounts receivable or loss of particular business for competitive, credit, liquidity, supply chain, bankruptcy, restructuring or other reasons;

•
the company's ability to maintain full operations at facilities that had been idled and restarted due to the COVID-19 pandemic, and the impact of other disruptions to the company's operations relating to the pandemic, including due to travel and other government-imposed restrictions;

•
the costs and timing of restructuring actions and impairments or other charges resulting from such actions, or disruptions or other adverse impacts of such actions, including restructuring and related actions in Europe, the U.S. and at the company's manufacturing facility in Mexico, after the company's purchase of the remaining noncontrolling interest in such facility in January, or from adverse industry, market or other developments, including the impact of the COVID-19 pandemic;

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;

•	the failure to achieve expected sales levels;

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;

•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;

•
changes to tariffs or trade agreements, or the imposition of new or increased tariffs or trade restrictions, imposed on tires, raw materials or manufacturing equipment which the company uses, including changes related to tariffs on tires, raw materials and tire manufacturing equipment imported into the U.S. from China or other countries;

•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;

•	changes in economic and business conditions in the world, including changes related to the COVID-19 pandemic and to the United Kingdom’s withdrawal from the European Union;

•	the inability to obtain and maintain price increases to offset higher production, tariffs, raw material, energy or other costs;
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Cooper Q3 2020—5

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a disruption in, or failure of, the company’s information technology systems, including those related to cybersecurity, could adversely affect the company’s business operations and financial performance;

•	increased competitive activity, including actions by larger competitors or lower-cost producers;

•
the failure to develop technologies, processes or products needed to support consumer or customer demand or changes in consumer or customer behavior, brand perceptions, and preferences, including changes in sales channels;

•	consolidation or other cooperation by and among the company’s competitors or customers;

•
inaccurate assumptions used in developing the company’s strategic plan or operating plans, or the inability or failure to successfully implement such plans or to realize the anticipated savings or benefits from strategic actions;

•	risks relating to investments and acquisitions, including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;

•
the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;

•	the failure to successfully ramp up production at the company's ACTR joint venture to produce TBR tires according to plans, and the ability to find and develop alternative sources for TBR tires;

•	government regulatory and legislative initiatives including environmental, healthcare, privacy and tax matters;

•	changes in interest or foreign exchange rates or the benchmarks used for establishing the rates;

•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;

•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;

•	the risks associated with doing business outside of the U.S.;

•	technology advancements;

•	the inability to recover the costs to refresh existing products or develop and test new products or processes;

•	failure to attract or retain key personnel;

•
changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, changes to participant behavior, or changes to related accounting regulations;

•	changes in the company’s relationship with its joint venture partners or suppliers, including any changes with respect to its former PCT joint venture's production of TBR tires;

•	tax-related issues, including the ability to support certain tax positions, the impact of tax reform legislation and the inability to utilize deferred tax assets;

•
a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time; and

•	the inability to adequately protect the company’s intellectual property rights.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

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Cooper Q3 2020—6
Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule. The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ after tax operating profit, utilizing the company’s adjusted effective tax rate, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:                        Media Contact:
Jerry Bialek                            Anne Roman
419.424.4165                            419.429.7189
investorrelations@coopertire.com                    alroman@coopertire.com

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Cooper Tire & Rubber Company
Condensed Consolidated Statements of Income
(Unaudited)

(Dollar amounts in thousands except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$764,850	$704,134	$1,792,803	$2,002,428
Cost of products sold	527,575	589,768	1,433,976	1,700,662
Gross profit	237,275	114,366	358,827	301,766
Selling, general and administrative expense	65,768	60,786	175,833	183,452
Restructuring expense	—	811	12,404	7,442
Operating profit	171,507	52,769	170,590	110,872
Interest expense	(5,400)	(7,476)	(16,914)	(23,599)
Interest income	559	1,507	2,905	6,887
Other pension and postretirement benefit expense	(5,621)	(9,562)	(15,413)	(28,212)
Other non-operating income (expense)	2,303	(509)	3,678	(593)
Income before income taxes	163,348	36,729	144,846	65,355
Income tax provision	40,225	7,721	38,683	19,908
Net income	123,123	29,008	106,163	45,447
Net income (loss) attributable to noncontrolling shareholders' interests	519	(336)	1,365	301
Net income attributable to Cooper Tire & Rubber Company	$122,604	$29,344	$104,798	$45,146

Earnings per share:
Basic	$2.44	$0.58	$2.08	$0.90
Diluted	2.42	0.58	2.08	0.90

Weighted average shares outstanding (000s):
Basic	50,323	50,179	50,281	50,148
Diluted	50,616	50,358	50,425	50,366

Segment information:
Net Sales
Americas Tire	$659,538	$601,957	$1,542,116	$1,699,201
International Tire	142,153	132,270	345,464	414,569
Eliminations	(36,841)	(30,093)	(94,777)	(111,342)

Operating profit (loss):
Americas Tire	$175,747	$67,941	$207,970	$153,544
International Tire	8,766	(4,831)	(67)	(7,466)
Unallocated corporate charges	(13,355)	(11,051)	(38,761)	(34,781)
Eliminations	349	710	1,448	(425)

Cooper Tire & Rubber Company
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollar amounts in thousands)
	September 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$495,599	$137,093
Notes receivable	15,622	8,647
Accounts receivable	568,937	617,753
Inventories	421,142	566,880
Other current assets	42,676	48,501
Total current assets	1,543,976	1,378,874

Property, plant and equipment, net	1,028,002	1,011,792
Operating lease right-of-use assets, net	85,230	86,285
Goodwill	18,851	18,851
Intangibles, net	100,309	113,510
Deferred income tax assets	32,791	24,256
Investment in joint venture	50,794	48,936
Other assets	20,444	14,112
Total assets	$2,880,397	$2,696,616

Liabilities and Equity
Current liabilities:
Short-term borrowings	$15,422	$16,188
Accounts payable	263,567	253,821
Accrued liabilities	299,272	305,477
Income taxes payable	39,080	15,787
Current portion of long-term debt and finance leases	22,923	173,578
Total current liabilities	640,264	764,851

Long-term debt and finance leases	319,438	120,657
Noncurrent operating leases	63,952	60,335
Postretirement benefits other than pensions	227,264	234,773
Pension benefits	136,900	106,577
Other long-term liabilities	142,176	140,960
Deferred income tax liabilities	1,773	—
Total parent stockholders' equity	1,328,107	1,209,110
Noncontrolling shareholders' interests in consolidated subsidiaries	20,523	59,353
Total liabilities and equity	$2,880,397	$2,696,616

Cooper Tire & Rubber Company
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(Dollar amounts in thousands)
	Nine Months Ended September 30,
	2020	2019
Operating activities:
Net income	$106,163	$45,447
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	118,131	111,518
Stock-based compensation	4,071	3,473
Change in LIFO inventory reserve	(39,845)	2,438
Amortization of unrecognized postretirement benefits	27,212	27,314
Changes in operating assets and liabilities:
Accounts and notes receivable	(41,929)	(80,571)
Inventories	78,008	(96,043)
Other current assets	(10,411)	(352)
Accounts payable	3,563	(2,492)
Accrued liabilities	(5,008)	(5,350)
Other items	5,935	(19,795)
Net cash provided by (used in) operating activities	245,890	(14,413)
Investing activities:
Additions to property, plant and equipment and capitalized software	(96,604)	(155,808)
Investment in joint venture	—	(49,001)
Proceeds from the sale of assets	146	6
Net cash used in investing activities	(96,458)	(204,803)
Financing activities:
Issuances of short-term debt	327,860	1,488
Repayment of short-term debt	(333,129)	(588)
Issuance of long-term debt	31,142	—
Repayment of long-term debt and finance lease obligations	(11,299)	(1,196)
Acquisition of noncontrolling shareholder interest	(62,272)	—
Payment of financing fees	—	(2,207)
Payments of employee taxes withheld from share-based awards	(990)	(1,376)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(15,840)	(15,799)
Issuance of common shares related to stock-based compensation	2,122	114
Net cash used in financing activities	(62,406)	(19,564)
Effects of exchange rate changes on cash	(693)	1,958
Net change in cash, cash equivalents and restricted cash	86,333	(236,822)
Cash, cash equivalents and restricted cash at beginning of period	413,124	378,246
Cash, cash equivalents and restricted cash at end of period	$499,457	$141,424

Cash and cash equivalents	$495,599	$137,093
Restricted cash included in Other current assets	2,361	2,850
Restricted cash included in Other assets	1,497	1,481
Total cash, cash equivalents and restricted cash	$499,457	$141,424

Cooper Tire & Rubber Company
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(Dollar amounts in thousands)

RETURN ON INVESTED CAPITAL (ROIC)
	Trailing Four Quarters Ended September 30, 2020
Calculation of ROIC			Calculation of Net Interest Tax Effect
Operating profit		$234,173	Adjusted (Non-GAAP) provision for income taxes (c)		$48,736
Adjusted (Non-GAAP) effective tax rate	25.8%		Income before income taxes (d)		$189,164
Income tax expense on operating profit	60,332		Adjusted (Non-GAAP) effective income tax rate (c)/(d)		25.8%
Adjusted operating profit after taxes (a)		173,841
Total invested capital (b)		$1,704,849
ROIC, including noncontrolling equity (a)/(b)		10.2%

Calculation of Invested Capital (five quarter average)
	Equity	Long-term debt and finance leases	Current portion of long-term debt and finance leases	Short-term borrowings	Total invested capital
September 30, 2020	$1,348,630	$319,438	$22,923	$15,422	$1,706,413
June 30, 2020	1,197,471	324,610	21,696	244,745	1,788,522
March 31, 2020	1,195,740	301,920	15,477	277,844	1,790,981
December 31, 2019	1,327,733	309,148	10,265	12,296	1,659,442
September 30, 2019	1,268,463	120,657	173,578	16,188	1,578,886
Five quarter average	$1,267,607	$275,155	$48,788	$113,299	$1,704,849

Calculation of Trailing Four Quarter Income and Expense Inputs
Quarter-ended:	Operating profit (loss) as reported	Income tax (benefit) provision as reported	Income tax overlay*	Adjusted (benefit) provision for income taxes	(Loss) income before income taxes as reported
September 30, 2020	$171,507	$40,225	$—	$40,225	$163,348
June 30, 2020	5,311	(882)	—	(882)	(6,525)
March 31, 2020	(6,228)	(659)	—	(659)	(11,976)
December 31, 2019	63,583	(8,554)	18,606	10,052	44,317
Trailing four quarters	$234,173	$30,130	$18,606	$48,736	$189,164
*The company recorded an income tax benefit of $18,606 as a result of the implementation of a business realignment strategy in Europe in the fourth quarter of 2019.